Exhibit 5.2


                       DICKINSON, MACKAMAN, TYLER & HAGEN, P.C.
                                   ATTORNEYS AT LAW
                                   1600 HUB TOWER
                                    699 WALNUT STREET
                             DES MOINES, IOWA 50309-3986
                               Telephone (515) 246-2600
                              Telecopier (515) 246-4550
                         Writer's Direct Line (515) 246-4526


                                    March 11, 1994



          ConAgra Capital, L.C.
          ConAgra, Inc.
          c/o ConAgra, Inc.
          One Central Park Plaza
          Omaha, Nebraska 68102

          Gentlemen:

               We have acted as special Iowa counsel to ConAgra Capital, L.C. ("ConAgra Capital"). Capitalized terms used in this opinion and not defined herein have the meanings ascribed thereto in the Articles of Organization and Articles of Correction (together, the "Articles") of ConAgra Capital and the March 11, 1994 draft of the Operating Agreement of ConAgra Capital (the "Operating Agreement").

               In our capacity as special Iowa counsel, we have examined a copy of the Operating Agreement. In addition, we have reviewed a file-stamped copy of the Articles of Organization filed with the Iowa Secretary of State on March 10, 1994, at 4:14 p.m. Central Standard Time and a file-stamped copy of the Articles of Correction filed with the Iowa Secretary of State on March 11, 1994, at 1:13 p.m. Central Standard Time. We have also examined such other documents and records and made such investigations of law as we have deemed necessary or advisable for purposes of this opinion.

               We have assumed the authenticity of all documents submitted to us, the conformity to the original documents of all documents submitted to us as copies, and the genuineness of all signatures.


               Based upon and subject to the foregoing, we are of the opinion that:

               (1) ConAgra Capital has been duly formed and is validly existing in good standing as a limited liability company under the Iowa Limited Liability Company Act, Chapter 490A of the Code of Iowa.

               (2) Upon authorization, issuance and payment as contemplated in and permitted by the Articles and the final operating agreement, the Series Preferred Membership Interests will represent valid, fully-paid and nonassessable limited liability company interests in ConAgra Capital, as to which the Preferred Members, in their capacity as members of ConAgra Capital will have no liability solely by reason of being Preferred Members in excess of their obligations to make payments that may be provided for in the final operating agreement and their share of ConAgra Capital's assets and undistributed profits (subject to the obligation of a Preferred Member to repay any funds wrongfully distributed to it).

               The opinions expressed herein are qualified in the following respects:

               (a) We express no opinion with respect to federal, state or local taxes or tax statutes.

               (b) The foregoing opinions are limited in all respects to the laws of the State of Iowa.

               (c) This opinion is given as of the date hereof. The undersigned has no obligation to advise the addressees or any third party of changes of law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, or a legal conclusion.

               (d) For purposes of the opinions expressed in paragraph 2 above, we have assumed that (i) the final operating agreement of ConAgra Capital is consistent in all material respects with the Operating Agreement we have reviewed; (ii) any Series Preferred Membership Interests issued by ConAgra Capital will be issued only upon an amendment to the final operating agreement which creates the series; and, (iii) the amendment to the final operating agreement will provide that no Preferred Member shall be required to make any additional contributions to the capital of ConAgra Capital nor be obligated to satisfy any negative capital account balance.

               We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement filed by ConAgra Capital and ConAgra, Inc. We hereby consent to the use of our firm name in the "legal matters" and/or "validity of securities" section of such registration statement.

                                   Very truly yours,

                                   Dickinson, Mackaman, Tyler & Hagen, P.C.
















                                   By: /s/ J. Marc Ward